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                                                                  Exhibit 4.1


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                                 AMENDMENT NO. 1

                          Dated as of February 28, 2002

                                     TO THE
                                RIGHTS AGREEMENT



                         Dated as of September 29, 2000


                                     Between


                                   AVAYA INC.


                                       and


                              THE BANK OF NEW YORK

                                  Rights Agent



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                  AMENDMENT NO. 1 (this "Amendment"), dated as of February 28,
2002, to the Rights Agreement(the "Agreement"), dated as of September 29, 2000, between AVAYA INC., a Delaware corporation (the "Company"), and THE BANK OF NEW YORK, as Rights Agent (the "Rights Agent").

                  The board of directors of the Company (the "Board of Directors") has authorized and declared a dividend of one preferred share purchase right (a "Right") for each Common Share (as hereinafter defined) of the Company outstanding on September 29, 2000 (the "Record Date"), each Right representing the right to purchase one one-thousandth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Right (subject to adjustment as provided herein) with respect to each Common Share that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date (as such terms are hereinafter defined); PROVIDED, however, that Rights may be issued with respect to Common Shares that shall become outstanding after the Distribution Date and prior to the Expiration Date in accordance with Section 22 of the Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

                  Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                  SECTION 1. AMENDMENTS TO THE AGREEMENT. The Agreement is hereby amended as follows:

                  (a) Section 1(a) of the Agreement is hereby amended in its entirety to read as follows:

                  "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding, but shall not include (i) the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such plan, or prior to the Spinoff Date, any Lucent Entity (each, an "Exempt Person") or (ii) any such Person who has become and is the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding solely as a result of (A) the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares if such acquisition was made in the good faith belief that such acquisition would not (x) cause

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the Beneficial Ownership by such Person, together with its Affiliates and
Associates, to be 15% or more of the Common Shares of the Company outstanding at the time of such acquisition and such good faith belief was based on the good faith reliance on information contained in publicly filed reports or documents of the Company that are inaccurate or out-of-date or (y) otherwise cause a Distribution Date or the adjustment provided for in Section 11(a) to occur or
(B) the acquisition by such Person or one or more of its Affiliates or Associates of Beneficial Ownership of additional Common Shares of the Company if the Board of Directors determines that such acquisition was made in good faith without the knowledge by such Person or Affiliates or Associates that such Person would thereby become an Acquiring Person, which determination of the Board of Directors shall be conclusive and binding on such Person, the Rights Agent, the holders of the Rights and all other Persons. Notwithstanding the foregoing, if any Person that is not an Acquiring Person due to (ii)(A) or
(ii)(B) of the prior sentence does not reduce its percentage of Beneficial Ownership of Common Shares of the Company to less than 15% by the Close of Business on the tenth calendar day after notice from the Company (the date of notice being the first day) that such Person's Beneficial Ownership of Common Shares would make it an Acquiring Person, such Person shall, at the end of such ten calendar day period, become an Acquiring Person (and such clause (ii)(A) or (ii)(B) shall no longer apply to such Person). For purposes of this definition, the determination whether any Person acted in "good faith" shall be conclusively determined by the Board of Directors. Notwithstanding anything in this definition of Acquiring Person to the contrary, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share acquisitions by the Company and shall, after such share acquisitions by the Company, become the Beneficial owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional Common Shares such Person does not beneficially own 15% or more of the Common Shares then outstanding."

                  (b) Section 3(a) of the Agreement is amended in its entirety to read as follows:

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                  "(a) Until the Close of Business on the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit or compensation plan of the Company or of any Subsidiary of the Company, any Person holding Common Shares for or pursuant to the terms of any such plan, or prior to the Spinoff Date, any Lucent Entity) for outstanding Common Shares, if upon consummation of such tender or exchange offer such Person would be the Beneficial Owner of 15% or more of the outstanding Common Shares (the earlier of such dates being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced by the Book-Entries, or certificates for, Common Stock registered in the name of the holders of Common Stock (together with, in the case of Book-Entries representing, or the certificates for, Common Stock outstanding as of the Record Date, the Summary of Rights) and not by separate Book-Entries or Rights Certificates and the record holders of the Common Stock represented by such Book-Entries or certificates shall be the record holders of the Rights represented thereby, and (y) the Rights will be transferable only in connection with the transfer of Common Shares. Until the Distribution Date (or, if earlier, the Expiration Date), transfer on the Company's stock ownership records of any Common Stock represented by a Book-Entry or the surrender for transfer of any certificate for Common Stock shall constitute the surrender for transfer of the Right or Rights associated with the Company Stock evidenced thereby, whether or not accompanied by a copy of the Summary of Rights."

                  SECTION 2. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                  SECTION 3. COUNTERPARTS. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  SECTION 4. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be duly executed and attested, all as of the day and year first above written.


                                            AVAYA INC.,


                                              By /s/ Pamela F. Craven
                                                 ------------------------------
                                                 Name:  Pamela F. Craven
                                                 Title: Senior Vice President

Attest:

  By  /s/ Eric Sherbet
      ----------------------------
    Name:  Eric Sherbet
    Title: Assistant Secretary


                                            THE BANK OF NEW YORK,


                                              by  /s/ JAMES KISZKA
                                                 ------------------------------
                                                 Name:  James Kiszka
                                                 Title: Vice President

Attest:


  by /s/ MICHAEL BLANKMAN
     ------------------------------
     Name:  Michael Blankman
     Title: Vice President